Exhibit 97

BAKER HUGHES COMPANY
RECOVERY OF COMPENSATION POLICY
Adopted October 25, 2023

INTRODUCTION
This Recovery of Compensation Policy adopted by the Board of Directors of Baker Hughes Company on the recommendation of the Human Capital and Compensation Committee of Baker Hughes Company outlines the general principles the Human Capital and Compensation Committee or, as appropriate, the Board of Directors, will apply in requiring certain compensation to be repaid to Baker Hughes Company or its subsidiary in the event of:
•Certain accounting restatements of the Company’s financial statement(s) without regard to fault; or
•Fraud, embezzlement or other misconduct detrimental to the Company.

DEFINITIONS
For purposes of this Policy, the following terms shall have the meanings set forth below:
•“Accounting Restatement” shall mean an accounting restatement of the Company due to the material noncompliance of the Company with any financial reporting requirement under securities laws, including any required accounting restatement to correct an error in previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
•“Board” shall mean the Board of Directors of the Company.
•“Code” means the Internal Revenue Code of 1986, as amended and regulations thereunder.
•“Covered Executive” means the Company’s current and former executive officers as determined by the Company in accordance with the definition of executive officer set forth in Rule 10D-1 promulgated under the Exchange Act and related listing standards of the Exchange or Association.
•“Company” shall mean Baker Hughes Company.
•“Dodd-Frank Act” shall mean the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations issued by the Securities Exchange Commission thereunder.
•“Erroneously Awarded Incentive-Based Compensation” shall mean the amount of Incentive-Based Compensation Received During the Relevant Recovery Period that exceeds the amount of Incentive- Based Compensation that otherwise would have been Received for the relevant recovery period had it been determined based on the restated amounts, and must be computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement (1) the amount must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received, and (2) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchange or Association.
•“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and the rules and regulations issued by the Securities Exchange Commission thereunder.
•“Exchange or Association” shall mean the national securities exchange or a national securities association on which the Company has a class of securities issued.
•“Financial Reporting Measure” shall mean a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such a measure. Stock price and total shareholder return are also financial reporting measures. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the Securities and Exchange Commission.
•“HCC Committee” shall mean the Human Capital and Compensation Committee of Baker Hughes
Company.
•“Incentive-Based Compensation” shall mean all compensation from the Company and any of its Subsidiaries that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
•“Incentive-Based Compensation Received During the Relevant Recovery Period” means all Incentive-Based Compensation Received by a person (1) after beginning service as an Covered Executive, (2) who served as a Covered Executive at any time during the performance period for that Incentive-Based Compensation, (3) while the Company has a class of securities listed on an Exchange or Association, and (4) during the three completed fiscal years of the Company immediately preceding the date the Company is required to prepare an Accounting Restatement or during any Transition Period. For purposes of determining the relevant recovery period, the date that the Company is required to prepare an Accounting Restatement is the earlier to occur of (1) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (2) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.
•“Misconduct” shall mean fraud, embezzlement or other misconduct that is detrimental to the Company. Determinations of Misconduct for purposes of this Policy shall be made by the Board (or its delegate) in its sole and absolute discretion. The Board (or its delegate) shall not be bound by any determination by management that a Covered Executive has or has not met any particular standard of conduct under law or Company policy.

•“Overpayment’” shall mean the amount of Incentive-Based Compensation that the HCC Committee determines is subject to Recoupment under this Policy.
•“Policy” shall mean this Recovery of Compensation Policy.
•“Received” shall have the meaning ascribed to that term in 17 CFR 240.10D-1(d) (commonly referred to as Section 10D of the Exchange Act). Accordingly, Incentive-Based Compensation is deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive- Based Compensation occurs after the end of that period.
•“Recoupment” shall mean forfeiture, repayment or other recovery, as applicable.
•“Relevant Administrator” shall mean the HCC Committee in the case of the enforcement and administration of this Policy related to Recovery of Erroneously Awarded Incentive-Based Compensation pursuant to Section 954 and related listing standards of the Exchange or Association. “Relevant Administrator” shall mean the Board (or its delegate) in the case of the enforcement and administration of this Policy for all other recoveries.
•“Section 954” shall mean Section 954 of the Dodd-Frank Act, which added Section 10D of the Exchange Act.
•“Subsidiaries” shall mean any firms, partnerships, associations, corporations, limited liability companies, companies, or entities that, directly or indirectly are controlled by, or is under common control with, the Company. The term “control” (including the terms “controlled by” and “under common control with”) as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of the entity, whether through the ownership of voting securities, by contract, or otherwise.
•“Transition Period” shall mean any transition period that results from a change in the Company’s fiscal year within or immediately following the three completed fiscal years identified in clause (4) of the definition of “Incentive-Based Compensation Received During the Relevant Recovery Period.” However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months shall be deemed to be a completed fiscal year for purposes of clause (4) of the definition of “Incentive-Based Compensation Received During the Relevant Recovery Period.”

EFFECTIVE DATE

This Policy shall apply to all Incentive-Based Compensation Received on or after October 2, 2023 irrespective of the dates of grant of such Incentive-Based Compensation.

RECOUPMENT OF INCENTIVE-BASED COMPENSATION
Recovery of Erroneously Awarded Incentive-Based Compensation Pursuant to Section 954 and Related Listing Standards of the Exchange or Association: No Fault Required Except as specified herein, if the Company is required to prepare an Accounting Restatement, the Company will recover reasonably promptly the amount of any Erroneously Awarded Incentive-Based Compensation of all persons who are, or were, Covered Executives. The Company’s obligation to recover Erroneously Awarded Incentive-Based Compensation is not dependent on if or when the restated financial statements are filed.
The Company is not required to recover Erroneously Awarded Incentive-Based Compensation to the extent one of the conditions specified in the following sentence is satisfied and the HCC Committee has made a determination that recovery would be impracticable. The conditions referred to in the preceding sentence are: (1) the direct expense paid to a third party to assist in enforcing this policy would exceed the amount to be recovered, (2) recovery would violate home country law where the law was adopted prior to November 28, 2022, or (3) recovery would likely cause an otherwise tax-qualified retirement plan under which benefits are broadly available to employees of the Company and its Subsidiaries to fail to meet the requirements of section 401(a)(13) or section 411(a) of the Code. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Incentive-Based Compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such Erroneously Awarded Incentive-Based Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Exchange or Association. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Incentive-Based Compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to the Exchange or Association, that recovery would result in such a violation, and must provide such opinion to the Exchange or Association.
Fraud, Embezzlement or Other Misconduct
Without limiting the foregoing provisions relating to Recoupments pursuant to Section 954 and related listing standards of the Exchange or Association, if the Board (or its delegate) determines that a Covered Executive committed Misconduct and that such Misconduct resulted in a material inaccuracy in the Company’s financial statements or a material inaccuracy in the performance metrics used for Incentive- Based Compensation of the Covered Executive, the Board (or its delegate) will have discretion to seek Recoupment of all, a portion, or no portion, of such Incentive-Based Compensation that exceeds the amount of Incentive-Based Compensation that otherwise would have been received for the relevant recovery period had it been determined based on the restated or correct amounts, and may be computed without regard to any taxes paid. In determining the extent to which it will seek Recoupment due to Misconduct (if at all), the Board (or its delegate) may take into account such factors as it deems appropriate in its sole discretion. Such factors may include, without limitation, whether the amounts of the excess Incentive-Based Compensation is material, whether the Board (or its delegate) believes that the expenses of pursuing Recoupments may exceed potential recoveries, and whether the Board (or its delegate) believes that pursuing Recoupments may disrupt positive working relationships and distractions of focus to the possible financial detriment of the Company.

MEANS OF RECOVERY
If the Relevant Administrator determines Recoupment of Incentive-Based Compensation is required under this Policy, or if it determines that Recoupment is not required but is appropriate under this Policy, without limiting any other provisions of this Policy, the Relevant Administrator has discretion to determine how to accomplish recovery of Incentive-Based Compensation under this Policy. In the discretion of the Relevant Administrator, for a given overpayment, in addition to other available remedies and to the extent allowable under applicable law, the Relevant Administrator may demand that the Covered Executive reimburse the Company or its Subsidiary for some or all of the Overpayment, cancel outstanding stock-based awards with a value equivalent to some or all of the Overpayment or enforce the repayment through the reduction or cancellation of outstanding and future Incentive-Based Compensation. The Relevant Administrator shall strive to take into account whether a particular means of recovery would result in a prohibited acceleration of payment of deferred compensation under section 409A of the Code or could otherwise result in adverse tax consequences for a person but the Relevant Administrator’s discretion concerning the means of recovery is not limited to those means of recovery that would not result in adverse tax consequences for the affected person.

PROHIBITION AGAINST INDEMNIFYING COVERED EXECUTIVES AGAINST THE LOSS OF ERRONEOUSLY AWARDED INCENTIVE-BASED COMPENSATION
Notwithstanding the provisions of any agreement, the Company will not indemnify, or purchase insurance for, any current or former Covered Executive against the loss of Erroneously Awarded Incentive-Based Compensation.

ACKNOWLEDGEMENTS
In the discretion of the Company, future awards of Incentive-Based Compensation may be conditioned upon a grantee acknowledging and accepting this Policy in writing.

ENFORCEMENT AND ADMINISTRATION
The HCC Committee is responsible for the enforcement and administration of this Policy related to Recovery of Erroneously Awarded Incentive-Based Compensation pursuant to Section 954 and related listing standards of the Exchange or Association. The Board is responsible for the enforcement and administration of this Policy related to all other recoveries. The Board may delegate its responsibilities and authorities under this Policy to a committee of the Board. The determinations of the HCC Committee, or the Board (or its delegate) in the enforcement and administration of this Policy shall be final and binding on all persons to the maximum extent permitted under applicable laws.

SEVERABILITY
If any provision of this Policy or the application of any such provision to any Covered Executive shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.

NO IMPAIRMENT OF OTHER REMEDIES
This Policy does not preclude the Company or any of its Subsidiaries from taking any other action to enforce a Covered Executive’s obligations to the Company or any of its Subsidiaries, including the institution of civil or criminal proceedings. Further, this Policy does not preclude the Company or any of its Subsidiaries from terminating the employment of any Covered Executive as a result of the misconduct of the Covered Executive.
This Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer.
This Policy does not nullify any forfeiture for cause provisions of Incentive-Based Compensation awards.

WAIVERS AND AMENDMENTS
This Policy may be waived, amended, modified or rescinded at any time at the sole discretion of the HCC Committee; provided, however, that no such waiver, amendment, modification or rescission shall be effected that would result in a violation of Section 954 and related listing standards of the Exchange or Association.

INTERPRETATIONS
The provisions of this Policy relating to Erroneously Awarded Incentive-Based Compensation are to be interpreted to be coextensive with the requirements of Section 954 and related listing standards of the Exchange or Association.